Exhibit 10.16

CONSULTING AND ADVISORY AGREEMENT (“ADVISORY AGREEMENT”)

            This Advisory Agreement made as of the 1st day of December, 2004 by and between nStor Technologies, Inc., a Delaware corporation, its successors and assigns (hereinafter referred to as the “Company”) and Cenvill Recreation, Inc., a Florida corporation (hereinafter referred to as “Advisor”).

WITNESSETH:

            WHEREAS, Company is desirous of obtaining certain advisory, financial and administrative services (the “Advisory Services”) which would, among other things, help the Company with its regulatory reporting requirements and related matters, and complement the Company’s current executive, financial, administrative and operational personnel consistent with the Company’s business plan; and,

            WHEREAS, Company is desirous of receiving the Advisory Services from Advisor; and,

            WHEREAS, Advisor is willing to provide the desired services to Company under certain agreed upon terms and conditions,

            NOW, THEREFORE, in consideration of the sum of Ten Dollars and other good and valuable consideration, and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

             1.         The above recitations are true and correct.

             2.         Company hereby appoints Advisor, commencing on the date first above written, as the entity responsible for the provision of the Advisory Services to Company in accordance with the terms and conditions enumerated below.

             3.         Advisor hereby accepts the responsibility of providing the Advisory Services to Company in accordance with the terms and conditions enumerated below.

             4.         The term of this Advisory Agreement shall commence on the date hereof and terminate on December 31, 2005 unless extended in writing by document signed by both parties.

             5.         Company shall have the right to terminate this Advisory Agreement by delivery of written notice of such cancellation to the other party received not less than sixty (60) days prior to the effectiveness of same.  Advisor shall have the right to terminate this Advisory Agreement by delivery of written notice of such cancellation to the other party received not less than ninety (90) days prior to the effectiveness of same.

             6.         Company shall pay to Advisor as compensation for the rendering of the Advisory Services the sum of Five Thousand Dollars ($5,000) per month.  Additionally, Company agrees to reimburse Advisor for all reasonable out-of-pocket expenses incurred by Advisor arising out of Advisor’s performance for Company (collectively, the “Advisory Fee”).  The Advisory Fee shall be paid to Advisor on the tenth day after the end of each month.  The initial Advisory Fee for the month of December 2004 shall be paid on January 10, 2005.

             7.         Where directed by the Company, Advisor agrees to:

                         (a)        Supervise the preparation of all required reports to shareholders of Company, the American Stock Exchange and the Securities and Exchange Commission.  Additionally, Advisor agrees to act as consultant for the preparation of federal and state income tax returns.

                         (b)        Perform such services requested by the Directors and/or the Chief Executive Officer of Company relating to the operation and administration of Company.

                         (c)        Attend Company’s Board of Directors meetings and Audit Committee meetings and make reports to Company’s Chief Executive Officer and to Company’s Directors from time to time detailing Advisor’s performance of its services.

             8.         Advisor agrees that its performance shall be subject to the supervision and direction of Company’s Directors and Company’s Chief Executive Officer.

             9.         Company agrees to indemnify and hold Advisor harmless from and against any and all claims, demands, actions, damages, causes and reckonings whatsoever which arise out of Advisor’s performance under this Advisory Agreement.  Company’s said indemnification, however, shall be limited to circumstances wherein Advisor has not been found guilty of gross negligence.  Said indemnification shall extend to and include costs including reasonable attorney’s fees incurred by Advisor.

             10.       This Advisory Agreement shall be subject to and interpreted under the laws of the State of Florida.  It shall inure to the benefit of and be binding upon the parties, their respective successors, assigns and transferees; however, it is understood that this Advisory Agreement shall not be assignable by Advisor.  This Advisory Agreement contains the parties’ entire understanding and it may not be amended except by the written agreement of the parties.  If any one or more of the provisions in this Advisory Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions and this Advisory Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained.

             11.       In connection with any litigation between the parties hereto, arising out of this Advisory Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney’s fees.

             12.       It is understood and agreed that the scope of this Advisory Agreement excludes any and all matters relating to the Company’s loans from Hilcoast Development Corp., Cenvill Recreation, Inc., H. Irwin Levy and affiliates thereof.

             IN WITNESS WHEREOF, the parties have executed the foregoing instrument on the date first above written.

Company:

             nStor Technologies, Inc.

             By: /s/ Todd Gresham
             Todd Gresham, President

Advisor:

             Cenvill Recreation, Inc.

             By: /s/ Mark F. Levy
             Mark F. Levy, President